Exhibit 99.1

Press Release
July 19, 2006
6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone260.969.3590 Fax

Steel Dynamics Reports Strong Results for Second Quarter 2006

FORT WAYNE, INDIANA, July 19, 2006— Steel Dynamics, Inc. (NASDAQ:STLD) today announced second quarter 2006 net earnings of $97 million, or $1.78 per diluted share, versus $51 million or $1.00 per diluted share in the second quarter of 2005 and $76 million, or $1.52 per diluted share, in the first quarter of 2006.  Net sales for the second quarter were $821 million, an increase of 50 percent when compared to the second quarter of 2005 and 23 percent when compared to the first quarter of 2006.  Net income was up 27 percent quarter over quarter.  Operating income per ton shipped was $127 for the quarter.  Consolidated shipments for the second quarter were 1.2 million tons.  Second quarter and first half revenues and shipments both set new records for the company.

“Steel Dynamics enjoyed continued strength in the second quarter,” said Keith Busse, President and CEO.  “Demand has remained very strong for the entire portfolio of products we produce.  We have been able to take advantage of these conditions and continue to ramp up the recent investments we have made in new facilities, additional equipment, and production capability.  As a result of higher utilization rates at our facilities, we are maintaining high production rates and shipping volumes, as well as strong profit margins.”

Second quarter 2006 figures include the results of operations of the former Roanoke Electric Steel Corporation from April 12, 2006 forward.  Although the Roanoke numbers were somewhat accretive to earnings in the second quarter, the effect of certain purchase accounting adjustments related to the acquisition reduced SDI’s second quarter earnings by approximately $.08 per diluted share.  The integration of Roanoke into Steel Dynamics is proceeding smoothly.  Both of the merged steelmaking operations, like the rest of SDI, are running very well and are experiencing strong markets and shipping rates.  In the third and fourth quarters, the Roanoke operations are expected to be significantly accretive to earnings.

SDI’s average consolidated selling price per ton shipped increased from $631 in the first quarter to $672 in the second quarter due largely to better price realizations and mix, while the cost of steel scrap per net ton charged increased $10 from the first quarter.

Operating highlights for the second quarter include monthly and quarterly production records by the structural division, which continues to improve its production processes and practices.  The structural mill continues to benefit from a very strong market for wide-flange beams.  Likewise, demand is very strong at the Flat Roll Division, and the Engineered Bar Products Division, which produces SBQ bars, is experiencing a record backlog.  All of the steel business units are experiencing favorable pricing trends at this time.

The Engineered Bar Division at Pittsboro, Indiana, has begun operation of its new SBQ finishing facility, providing a number of SBQ value-added operations to meet customer requirements.  These services have permitted the mill to increase the proportion of its business under contract, which in turn helps to provide a more stable base load for the mill.

Iron Dynamics, which supplies hot-briquetted iron (HBI) to all of SDI’s Indiana steelmaking divisions and liquid pig iron to Butler, performed well and was profitable for the quarter.  The facility is now producing over 20,000 tonnes per month.

In June, the Butler Flat Roll mill completed a scheduled five-day outage to accomplish a number of equipment modifications, including the upgrade of one of the mill’s two casters.  These changes, as well as similar modifications to the second caster scheduled for October, should ultimately lead to an approximate 15 percent increase in the facility’s hot-band production capacity.  The $10-million investment in upgrades is expected to increase production by approximately 400,000 to 500,000 tons per year, bringing Butler’s capability to nearly 3 million tons per annum.

Looking ahead, Busse said, “The outlook is for continued strength in the steel marketplace in the second half.  Recent increases in global steel prices, with the possible exception of China, are better aligning the U.S. market with dynamics elsewhere in the world.  Steel imports are expected to decline in the short term, although this can change overnight.  In the near term, we see prospects for continued favorable pricing trends, moderating steel scrap costs, and strong shipping volumes leading to a very positive earnings outlook for Steel Dynamics given our continued growth prospects.  Our diluted earnings per share will likely be in the range of $2.05 to $2.15 in the third quarter.  Barring unanticipated events affecting the steel marketplace in the fourth quarter, it is likely that 2006 results will eclipse our previous annual record of $5.27 per diluted share earned in 2004.  With continued strong activity through year-end, we anticipate 2006’s earnings could approach $7.25 to $7.50 per diluted share.”

“We are fortunate to be in a position to capitalize on numerous investments that we have made in modern, productive assets over the past several years.  We now have a more diversified product mix with an emphasis on value-added and customer-tailored steel products.  A large part of our success flows from our operating culture and the strong performance of our dedicated workforce, which is doing an outstanding job,” Busse said.

Regarding the status of previously announced projects, site preparation has begun and initial equipment orders have been placed for the $200-million expansion project at the Columbia City, Indiana, structural and rail mill.  This project includes a new medium-section rolling mill that will facilitate more cost-effective production of current structural steel products, will free up production capacity for rail production on the existing rolling mill, and will provide the capability to produce new light structural steel products that the company does not currently sell.  Also, construction is proceeding at Columbia City on a rail-welding facility to produce rail sections a quarter-mile in length.  Construction of Dynamic Composites, a joint venture to manufacture composite railroad ties, is also underway.

Equipment orders have been placed for the company’s second paint line, to be built at Jeffersonville, Indiana, and expected to start up in the third quarter of 2007.  The Jeffersonville flat-roll finishing facility is dedicated to the coating of thin-gauge, cold-rolled steel that is supplied from the Butler Flat Roll mill.  Additional modifications are underway at Jeffersonville to add acrylic coating and the production of Galvalume® coated steels for the construction markets.

Several projects are in progress to modernize and upgrade the three joist production facilities acquired as a part of the Roanoke transaction.  These facilities are being integrated into SDI’s New Millennium Building Systems subsidiary and together will provide a network of facilities to better serve the U.S. non-residential construction markets east of the Mississippi River.  As a part of this effort, some joist and girder production is being shifted between locations and the capability to produce roof- and floor-decking is being added at the Salem, Virginia, plant.  Business remains strong in this business segment.

In the future, we expect to make investments in the Roanoke steelmaking facilities to improve their operating effectiveness and increase production capacities.  Engineering studies of various options are in progress.

Galvalume® is a registered trademark of BIEC International, Inc.

Conference Call and Webcast

On Thursday, July 20, 2006 at 11:00 a.m. Eastern, Steel Dynamics will host a conference call in which Steel Dynamics’ management will discuss second quarter 2006 results.  You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from Steel Dynamics’ Web site:

www.steeldynamics.com

Dial-in information to listen to the call is available on our Web site.  Only analysts and other callers identified prior to the call will be included in queue for questions.

No telephone replay will be available. An audio replay of the Webcast will be available on the SDI Web site. Also, using the VCall webcast link, you may download the replay as an MP3 file (podcast).

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564

 F.Warner@SteelDynamics.com

Forward Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace, Steel Dynamics’ revenue growth, costs of raw materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  changes in economic conditions affecting steel consumption; increased foreign imports; increased price competition; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

In addition, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements were made.  Due to these risks and uncertainties, as well as matters beyond our control which can affect forward looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Steel Dynamics, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net Sales	$821,247	$545,826	$1,487,125	$1,116,532

Costs of goods sold	624,692	434,642	1,131,083	876,571
Selling, general, and administrative expenses	41,872	20,081	70,247	42,535

Operating Income	154,683	91,103	285,795	197,426

Interest expense	8,560	8,898	16,696	16,975
Other (income) expense, net	(1,275)	(175)	(1,956)	(753)

Income before income taxes	147,398	82,380	271,055	181,204

Income taxes	50,529	31,717	98,137	69,764

Net income	$96,869	$50,663	$172,918	$111,440

Basic earnings per share	$2.01	$1.14	$3.77	$2.42

Weighted average common shares outstanding	48,231	44,510	45,874	46,106

Diluted earnings per share,
including effect of assumed conversions	$1.78	$1.00	$3.31	$2.12
Weighted average common shares and share equivalents outstanding	54,883	51,472	52,609	53,150

Dividends declared per share	$.20	$.10	$.40	$.20

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

	Three Months Ended		Six Months Ended		First
	June 30,		June 30,		Quarter
	2006	2005	2006	2005	2006
Shipments and Production Data (tons)

Shipments
Steel Operations*
Flat Roll Division	653,075	569,867	1,316,120	1,139,423	663,045
Structural & Rail Division	242,627	205,433	489,760	392,047	247,133
Engineered Bar Division	124,132	108,434	249,482	197,982	125,350
Roanoke Bar Division	146,260	—	146,260	—	—
Steel of West Virginia	80,412	—	80,412	—	—
	1,246,506	883,734	2,282,034	1,729,452	1,035,528

Steel Fabrication Operations**	60,862	34,804	101,551	56,865	40,689
Other Operations***	122,595	64,620	195,791	139,800	73,196
Intercompany	(208,388)	(86,072)	(302,049)	(175,888)	(93,661)
Consolidated shipments	1,221,575	897,086	2,277,327	1,750,229	1,055,752

Steel Operations* production	1,305,996	893,559	2,366,881	1,775,870	1,060,885

Average consolidated selling price per ton	$672	$608	$653	$638	$631

*                    Steel Operations include the company’s Flat Roll Division, Structural and Rail Division, Engineered Bar Products Division, and after the effective date of the merger on April 12, 2006, also include Roanoke Bar Division and Steel of West Virginia operations.

**             Steel Fabrication Operations include the company’s two existing joist and deck fabrication plants located in Indiana and Florida, and after the effective date of the merger on April 12, 2006, also include three additional joist fabrication plants located in Ohio, Virginia, and South Carolina.

***      Other Operations include Iron Dynamics and Paragon Steel Enterprises, and after the effective date of the merger on April 12, 2006, also include the operations from two steel scrap processing facilities.

Steel Dynamics, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2006	December 31, 2005
	(unaudited)
Assets
Current assets
Cash and equivalents	$53,948	$65,518
Accounts receivable	354,291	241,708
Inventories	528,683	398,684
Deferred income taxes	17,346	6,516
Other current assets	21,853	13,307
Total current assets	976,121	725,733

Property, plant and equipment, net	1,113,709	999,969

Restricted cash	4,535	1,588

Intangible Assets	12,335	—

Goodwill	30,720	1,925

Other assets	27,053	28,472
Total assets	$2,164,473	$1,757,687

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$169,686	$115,542
Accrued expenses	93,101	80,527
Accrued interest	9,810	8,952
Current portion of long-term debt	649	2,156
Total current liabilities	273,246	207,177

Long-term debt
Senior unsecured 9.5% notes	300,000	300,000
Subordinated convertible 4.0% notes	79,995	115,000
Other long-term debt	17,887	17,959
Unamortized bond premium	4,615	5,459
Total long-term debt	402,497	438,418

Deferred income taxes	262,047	231,106

Minority interest	1,747	1,118

Commitments and contingencies

Stockholders’ equity
Common stock	536	529
Treasury stock, at cost	(88,914)	(270,905)
Additional paid-in capital	414,792	405,900
Retained earnings	898,522	744,344
Total stockholders’ equity	1,224,936	879,868
Total liabilities and stockholders’ equity	$2,164,473	$1,757,687

Steel Dynamics, Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Operating activities:
Net income	$96,869	$50,663	$172,918	$111,440

Adjustments to reconcile net income to net cash providedby operating activities:
Depreciation and amortization	30,438	21,579	55,355	43,409
Intangible asset amortization	2,165	—	2,165	—
Deferred income taxes	(5,862)	1,435	(5,734)	14,468
Minority interest	389	(1,552)	628	(1,434)
Changes in certain assets and liabilities:
Accounts receivable	(10,797)	28,426	(29,984)	14,494
Inventories	(30,993)	(26,259)	(13,814)	(40,405)
Accounts payable	(60,299)	(59,029)	(220)	(48,186)
Other working capital	194	3,864	(23,178)	(19,685)

Net cash provided by operating activities	22,104	19,127	158,136	74,101

Investing activities:
Purchase of property, plant and equipment	(33,882)	(17,146)	(48,467)	(36,287)
Acquisition of business, net of cash acquired	(89,106)	—	(89,106)	—
Purchase of short-term investments	—	—	(14,075)	—
Maturities of short-term investments	4,700	—	14,075	—
Net cash used in investing activities	(118,288)	(17,146)	(137,573)	(36,287)

Financing activities:
Issuance of long-term debt	—	176,297	—	237,605
Repayment of long-term debt	(45,488)	(72,061)	(47,146)	(112,571)
Issuance of common stock (net of expenses) andproceeds and tax benefits from exercise of stock options	8,534	472	27,356	12,836
Issuance (purchase) of treasury stock	193	(103,724)	788	(180,424)
Dividends paid	(8,812)	(4,721)	(13,131)	(9,603)
Debt issuance costs	—	(346)	—	(346)

Net cash used in financing activities	(45,573)	(4,083)	(32,133)	(52,503)

Decrease in cash and equivalents	(141,757)	(2,102)	(11,570)	(14,689)
Cash and equivalents at beginning of period	195,705	3,747	65,518	16,334

Cash and equivalents at end of period	$53,948	$1,645	$53,948	$1,645

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,171	$2,961	$16,439	$17,018
Cash paid for federal and state income taxes	$94,365	$54,607	$95,541	$54,777